Exhibit 5.1

[Letterhead of Hogan & Hartson L.L.P]

December 30, 2004

Board of Directors

Highland Hospitality Corporation

8405 Greensboro Drive, Suite 500

McLean, Virginia, 22102

Ladies and Gentlemen:

We are acting as counsel to Highland Hospitality Corporation, a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 967,211 shares of the Company’s common stock, par value $0.01 per share, all of which shares (the “Shares”) may be issued in connection with the redemption of units of limited partnership interest in Highland Hospitality, L.P. (the “Partnership”), a Delaware limited partnership of which HHC GP Corporation (the “GP”), a wholly owned subsidiary of the Company, is the sole general partner, by holders thereof. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Articles of Amendment and Restatement of the Company (the “Charter”), as certified by the Maryland State Department of Assessments and Taxation on December 7, 2004 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Amended and Restated Bylaws of the Company (the “Bylaws”), as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	Certain resolutions of the Board of Directors of the Company adopted at a meeting held on December 15, 2004, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the filing of the Registration Statement and arrangements in connection therewith.

Board of Directors

December 30, 2004

5.	Certain resolutions of the Board of Directors of the Company adopted by written consent of directors in lieu of a meeting on December 11, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the issuance and sale of the Shares upon redemption of units of limited partnership interest in the Partnership.

6.	The Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), dated as of December 19, 2003 by and among the Company, the Partnership, the GP and certain other limited partners, as amended through the date hereof, as certified by the Secretary of the GP on the date hereof as being complete, accurate, and in effect.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limits contained in the Charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, following (i) effectiveness of the Registration Statement, and (ii) issuance of the Shares by the Company upon redemption of units of limited partnership interest in the Partnership in the manner and on the terms authorized in the resolutions of the Board of Directors and the Partnership Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not

Board of Directors

December 30, 2004

thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.
HOGAN & HARTSON L.L.P.